EXHIBIT 99.2

ZAP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 21, 2011, ZAP and Subsidiaries, a California corporation (“we”, “us”, “our”, the “Company” or “ZAP”), finalized the acquisition of 51% of Zhejing Jonway Automobile Co. Ltd. of Sanmen, Zhejiang China (“Jonway”) (the “Acquisition”) pursuant to an equity transfer agreement entered into between the Company and Jonway Group Co., Ltd. dated July 2, 2010 (the “Transfer Agreement”), with the payment by the Company of US$19 million in cash on January 21, 2011, which in addition to the US$11 million the Company paid under the Transfer Agreement  in October 2010, amounted to a total payment of US$30 million (the “Transaction”). In April 2011, the Company paid additional consideration of $2.0 million in the form of shares to finalize the currency exchange for the Transaction, resulting in a final purchase price of US$32.0 million. The Company funded the purchase price of the Transaction through a Senior Secured Convertible Note and Warrant Purchase Agreement (the “Agreement”) with China Electric Vehicle Corporation (“CEVC”), a British Virgin Island company whose sole shareholder is Cathaya Capital, L.P. Pursuant to the Agreement, (i) CEVC purchased from the Company an 8% Senior Secured Convertible Note (the “Note”) in the principal amount of US$19 million, (ii) the Company issued to CEVC a warrant (the “Warrant”) exercisable for two years for the purchase up to 20,000,000 shares of the Company’s common stock at $0.50 per share, subject to adjustments as set forth therein.

As prescribed by Securities and Exchange Commission guidelines, the following unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of ZAP and Jonway after giving effect to the Acquisition, and the assumptions, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if the Acquisition had occurred on December 31, 2010.  The unaudited pro forma combined statements of operations for the year ended December 31, 2010 is presented as if the Acquisition had occurred on January 1, 2010 with recurring acquisition-related adjustments reflected in the year.

The Acquisition will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification (“ASC”) or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Management has estimated the fair value of tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period. Any change could result in material variances between our future financial results and the amounts presented in these unaudited combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with ZAPs’ historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2010 and the historical financial statements of Jonway for the year ended December 31, 2010 (Exhibit 99.1 to this Form 8-K/A), and other information pertaining to ZAP and Jonway contained in this Form 8-K/A.

ZAP and Subsidiaries
Pro Forma Condensed Combined Balance Sheet
As of December 31, 2010
(Unaudited)
(Amounts in thousands)

	As reported		Pro Forma		Pro Forma
	ZAP	Jonway	Adjustments	Notes	Combined
Assets:
Current Assets:
Cash and cash equivalents	$1,503	$5,509	$19,000	(a)	$6,982
			(19,030)	(b)
Investment in related party	1,888	-	-		1,888
Accounts receivable, net	294	2,380	-		2,674
Due from related parties	-	1,730	-		1,730
Notes receivables	-	2,618	-		2,618
Inventories, net	1,822	12,828	236	(b)	14,886
Prepaid expenses and other current assets	266	2,064	-		2,330
Deferred tax assets	-	339	-		339
Total current assets	5,773	27,468	206		33,447

Property and equipment, net	173	45,561	662	(c)	46,396

Investment in non-consolidated joint venture	808	-	-		808
Distribution fees for Jonway Products and
Better World Products, net	15,599	-	-		15,599
Deposit on Jonway acquisition	11,000	-	(11,000)	(b)	-
Goodwill and intangible assets	-	-	19,455	(c)(d)	19,455
Deposits and other assets, net	159	-	-		159
Total assets	$33,512	$73,029	$9,323		$115,864

Liabilities and shareholder's equity
Current liabilities:
Accounts payable	$328	$13,729	$-		$14,057
Accrued expenses and other current liabilities	2,197	9,507	-		11,704
Current portion of long-term debt	668	-	-		668
Notes payable	-	4,239	-		4,239
Due to related parties	-	2,698	-		2,698
Advances from customers	-	2,016	-		2,016
Total current liabilities	3,193	32,189	-		35,382
Derivative liability	5,539	-	-		5,539
Other long term liabilities	-	343	-		343
Deferred tax liability	-	-	166	(c)	166
Convertible note	-	-	8,624	(a)	8,624
Total Long term Liabilities	5,539	343	8,790		14,672
Total Liabilities	8,732	32,532	8,790		50,054

Shareholders' equity
Common stock	179,775	-	2,000	(b)	181,775
Registered capital	-	11,480	(11,480)	(e)	-
Additional paid-in capital	-	42,164	(42,164)	(e)	-
Warrants	-	-	10,376	(a)	10,376
Accumulated deficit	(154,883)	(13,598)	13,598	(e)	(154,883)
Accumulated other comprehensive income (loss)	(112)	451	(451)	(e)	(112)

Shareholders' equity attributable to ZAP	24,780	40,497	(28,121)		37,156
Non-controlling interest	-	-	28,654	(e)	28,654
Total shareholders' equity	24,780	40,497	533		65,810

Total liabilities and shareholders' equity	$33,512	$73,029	$9,323		$115,864

ZAP and Subsidiaries
Pro Forma Condensed Statement of Operations
For the year ended December 31, 2010
(Unaudited)
(Amounts in thousands, except net loss per share amounts)

	As reported		Pro Forma		Pro Forma
	ZAP	Jonway	Adjustments	Notes	Combined

Net sales	$3,816	$74,142	$-		$77,958
Cost of goods sold	3,387	64,792	236	(f)	68,528
			113	(g)

Gross profit	429	9,350	(349)		9,430

Operating expenses:
Sales and marketing	2,013	6,869	12	(g)	8,894
General and administrative	11,458	3,872	(600)	(h)	14,737
			7	(g)
Research and development	1,054	888	-		1,942
Amortization of intangible assets	-	-	3,858	(i)	3,858

Loss from operations	(14,096)	(2,279)	(3,626)		(20,001)

Other (expense) income, net:
Interest expense	(1,322)	(84)	(1,520)	(j)	(12,504)
			(9,578)	(k)
Loss on financial instruments	(4,094)	-	-		(4,094)
Gain on extinguishment of debt	817	-	-		817
Interest and other (expense) income, net	(319)	1,813	-		1,494

Loss before income taxes	(19,014)	(550)	(14,724)		(34,288)

Provision (benefit) for income taxes	4	(105)	-		(101)

Loss after income taxes	(19,018)	(445)	(14,724)		(34,187)

Loss attributable to non-controlling interest	-	-	(2,289)	(l)	(2,289)

Net income (loss) after non-controlling interest	$(19,018)	$(445)	$(12,435)		$(31,898)

Net loss per common share
Basic and diluted	$(0.16)	$-	$-		$(0.27)

Weighted average shares of common
shares outstanding
Basic and diluted	118,387	-	-		118,387

ZAP AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1   Basis of Presentation

The unaudited pro forma condensed combined financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP and reflects the acquisition of Jonway by ZAP and Subsidiaries (“ZAP” or the “Company”) (the “Acquisition”). The underlying financial information of ZAP has been derived from the audited financial statements of ZAP included in its Annual Report on Form 10-K filed with the SEC on April 8, 2011. The underlying financial information for Jonway has been derived from the audited financial statements of Jonway as of and for the year ended December 31, 2010 contained in this Form 8-K/A.

The unaudited pro forma condensed combined financial information assumes that the Acquisition had been completed on January 1, 2010 for the unaudited pro forma condensed combined statement of operations and on December 31, 2010 for the unaudited pro forma condensed combined balance sheet.

This unaudited pro forma condensed combined financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Note 2 Summaries of Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by ZAP.

Note 3   Pro Forma Adjustments to the Balance Sheet as of December 31, 2010 resulting from the Acquisition:

(a)
Reflects the issuance of the Note in the principal amount of US$19.0 million in exchange for $19 million in cash and the issuance of the Warrant for the purchase of up to 20,000,000 shares of the Company’s common stock at $0.50 per share, subject to adjustments. The fair value of the Warrants and the Note are approximately $10.4 million and $8.6 million, respectively.

(b)
Reflects total payment consideration of approximately $32.0 million, which includes the payment of additional consideration in the form of shares to finalize the currency exchange relative to the purchase price.

(c)	Reflects the preliminary allocation of the purchase price to the Jonway assets acquired and liabilities assumed (000’s).

Increase due to step-up in basis of inventory	$236
Increase due to step-up in basis of property, plant and equipment	662
Recognition of goodwill and intangibles	19,455
Recognition of deferred tax liability	(166)
Elimination of registered capital of Jonway	11,480
Elimination of additional paid-in capital of Jonway	42,164
Elimination of accumulated deficit of Jonway	(13,598)
Elimination of accumulated other comprehensive loss of Jonway	451
Recognition of non-controlling interest	(28,654)

(d)
Reflects the establishment of identifiable intangible assets of $19.5 million. For purposes of the pro forma condensed combined statement of operations, it was assumed that the full $19.5 million is related to an intangible asset with an assumed life of 5 years. Formal appraisals are in process for all of Jonway’s intangibles, which could result in a significantly different value being placed on the intangibles.

(e)
Reflects an adjustment to eliminate registered capital of $11.5 million, additional paid-in capital of $42.2 million, accumulated deficit of $13.6 million and other comprehensive income of $451,000 of Jonway and to reflect a non-controlling interest of $28.7 million in the pro forma condensed consolidated balance sheet at December 31, 2010.

Note 4   Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2010 resulting from the Acquisition:

(f)	Reflects a charge to cost of goods sold for the step up in basis of inventory.

(g)	Reflects a charge for depreciation expense relative to the step up in basis of property, plant and equipment.

(h)
Reflects estimated acquisition-related costs of approximately $600,000. An adjustment has been made to the unaudited pro forma consolidated statement of operations for these costs as they are non-recurring.

(i)	Reflects amortization expense associated with the identifiable intangible assets estimated in Note (c) above.

(j)
Reflects an adjustment to record pro forma interest expense of $1.5 million for the year ended December 31, 2010. The interest charge is based on an interest rate of 8% on the $19.0 million Note and assumes such Note was issued as of January 1, 2010 and is outstanding at December 31, 2010.

(k)	Reflects an adjustment to record imputed interest on the Note, increasing its balance from $8.6 million as of January 1, 2010 to $18.2 million as of December 31, 2010.

(l)	Reflects the loss attributable to non-controlling interest.